UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 17, 2017

PERNIX THERAPEUTICS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)

10 North Park Place, Suite 201, Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 793-2145

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01     Entry Into a Material Definitive Agreement

On March 17, 2017, Pernix Therapeutics Holdings, Inc. and its wholly owned subsidiary Pernix Ireland Limited (together, "Pernix") and Glaxo Group Limited, GlaxoSmithKline LLC, GlaxoSmithKline Intellectual Property Holdings Limited, and GlaxoSmithKline Intellectual Property Management Limited (collectively, "GSK") entered into an amendment (the "Amendment") to the Interim Settlement Agreement between Pernix and GSK dated July 27, 2015 (as amended by the Amendment, the "Interim Settlement Agreement"). The Amendment establishes a payment schedule for satisfaction of the current balance of the award (the "Award") granted to GSK in the arbitration of certain matters previously disputed by the parties. Pursuant to the Amendment, Pernix and GSK have agreed that the current outstanding balance of the Award is $21.45 million and that Pernix is obligated to pay the Award in quarterly installments in amounts totaling $1.0 million in 2017, $3.5 million in 2018 and $16.95 million in 2019. Pernix has agreed that for so long as the Interim Settlement Agreement is in effect, Pernix will be subject to certain restrictions on non-ordinary course payments and transactions and GSK will have certain information rights. GSK has agreed that for so long as Pernix complies with the payment schedule set forth in the Amendment, as well as other agreed-upon obligations, enforcement of the Award will be stayed and GSK shall not seek to enforce or exercise any other remedies in respect of the Award.

The foregoing summary is qualified by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

9.01     Financial Statements and Exhibits

(d) Exhibits.

10.1    Amendment to the Interim Settlement Agreement dated March 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Date: March 21, 2017	By:	/s/ John A. Sedor
John A. Sedor
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to the Interim Settlement Agreement dated March 17, 2017.